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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A-1

AMENDMENT NO. 1 TO
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 14, 2006

Littlefield Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-24805	74-2723809
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2501 North Lamar Boulevard
Austin, Texas 78705
(Address of principal executive office)
Issuer's telephone number: (512) 476-5141

Section 4 Matters Related to Accountants and Financial Statements

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On August 14, 2006, Littlefield Corporation announced that it intended to amend its Form 10-KSB for the year ended December 31, 2005, and that investors should no longer rely on its previously released, audited financial statements for fiscal 2005. The decision to restate was made on August 14, 2006, by the Company's management and Audit Committee and was discussed with the Company's independent auditors. The Company expects to file its Amended Form 10-KSB with restated financial statements for 2005 prior to the end of August.

In July 2006, the Company announced that it would restate its first quarter 2006 financial statements because of an error in recording compensation expense for stock options under newly adopted Statement of Financial Accounting Standards 123R, Share Based Compensation. In reviewing past transactions and preparing to restate the first quarter of 2006, the Company discovered additional errors requiring a restatement of the fiscal 2005 financial statement.

The amendment and restatement is expected to show a $66,750 increase in option-related compensation and a corresponding decrease in net income for fiscal 2005. Originally, the Company estimated compensation expense to increase by $100,000 for the year, but upon a full review of the underlying transactions, the amount of the restated compensation expense was reduced. In early 2005, the company extended the option termination dates for stock options previously awarded to four non-executive employees in recognition of their service to the company. The extension of the option termination dates required the recognition of additional compensation expense, which the company failed to record at the time.

In addition, the Company discovered that it failed to record a note receivable in the amount of $46,000 related to the exercise of stock options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITTLEFIELD CORPORATION

Date: August 30, 2006	/s/ Jeffrey L. Minch
Jeffrey L. Minch, President and Chief Executive Officer